$400,000,000

                               CREDIT AGREEMENT

                                    among

                           ARROW ELECTRONICS, INC.,

                              The Several Banks

                      from Time to Time Parties Hereto,

                     MORGAN STANLEY SENIOR FUNDING INC.,

                           as Syndication Agent

                     MORGAN STANLEY SENIOR FUNDING, INC.,

                          as Documentation Agent

                                   and

                     MORGAN STANLEY SENIOR FUNDING, INC.,

                          as Administrative Agent

                     MORGAN STANLEY SENIOR FUNDING, INC.,

                                as Arranger

                        Dated as of December 18, 2000





                            TABLE OF CONTENTS
                                                                  Page
SECTION 1. DEFINITION                                                1
1.1  Defined Terms                                                   1
1.2  Other Definitional Provisions                                  14
1.3  Accounting Determinations                                      15

SECTION 2.  THE COMMITTED RATE LOANS                                15
2.1  Committed Rate Loans                                           15
2.2  Procedure for Committed Rate Loan Borrowing                    15
2.3  Repayment of Committed Rate Loans; Evidence of Debt            16
2.4  Termination or Reduction of Commitments                        16
2.5  Prepayments                                                    17
2.6  Conversion and Continuation Options                            17
2.7  Minimum Amounts of Tranches                                    18
2.8  Interest Rates and Payment Dates for Committed Rate Loans      18
2.9  Inability to Determine Interest Rate                           18

SECTION 3.  [INTENTIONALLY OMITTED]                                 19

SECTION 4.  CERTAIN PROVISIONS APPLICABLE TO THE COMMITTED
              RATE LOANS                                            19
4.1  Fees; Other Payments                                           19
4.2  Computation of Interest                                        19
4.3  Pro Rata Treatment and Payments                                20
4.4  Illegality                                                     20
4.5  Requirements of Law                                            21
4.6  Taxes                                                          23
4.7  Borrowers Options upon Claims for Increased Costs
      and Taxes                                                     25
4.8  Indemnity                                                      26
4.9  Determinations                                                 26
4.10 Change of Lending Office                                       27
4.11 Extension of Termination Date.                                 27

SECTION 5. REPRESENTATIONS AND WARRANTIES                           28
5.1  Financial Condition                                            28
5.2  No Change                                                      29
5.3  Corporate Existence; Compliance with Law                       29
5.4  Corporate Power; Authorization; Enforceable Obligations        29
5.5  No Legal Bar                                                   29
5.6  No Material Litigation                                         30
5.7  No Default                                                     30
5.8  Ownership of Property; Liens                                   30
5.9  Intellectual Property                                          30
5.10 [INTENTIONALLY OMITTED]                                        30
5.11 Taxes                                                          30
5.12 Federal Regulations                                            31
5.13 ERISA                                                          31
5.14 Investment Company Act; Other Regulations                      32
5.15 Subsidiaries                                                   32
5.16 Accuracy and Completeness of Information                       32
5.17 Purpose of Committed Rate Loans                                33
5.18 Senior Indebtedness                                            33
5.19 Environmental Matters                                          33

SECTION 6. CONDITIONS PRECEDENT                                     34

ECTION 7. AFFIRMATIVE COVENANTS                                     36

7.1  Financial Statements                                           36
7.2  Certificates; Other Information                                37
7.3  Payment of Obligations                                         38
7.4  Conduct of Business and Maintenance of Existence               38
7.5  Maintenance of Property; Insurance                             39
7.6  Inspection of Property; Books and Records; Discussions         39
7.7  Notices                                                        39
7.8  Environmental Laws                                             40
7.9  Subsidiary Guarantees                                          40
7.10 Terms of Refinancing Debt                                      40
7.11 Wyle Guarantee                                                 41
7.12 Wyle Undertaking                                               41

SECTION 8. NEGATIVE COVENANTS                                       41

8.1  Financial Condition Covenants                                  41
8.2  Limitation on Indebtedness of Domestic Subsidiaries            41
8.3  Limitation on Liens                                            42
8.4  Limitation on Fundamental Changes                              43

SECTION 9. EVENTS OF DEFAULT                                        43

SECTION 10. THE ADMINISTRATIVE AGENT; THE ARRANGER
             AND OTHER AGENTS                                       46
10.1  Appointment                                                   46
10.2  Delegation of Duties                                          46
10.3  Exculpatory Provisions                                        46
10.4  Reliance by Administrative Agent                              47
10.5  Notice of Default                                             47
10.6  Non-Reliance on Administrative Agent and Other Banks          47
10.7  Indemnification                                               48
10.8  Administrative Agent in Its Individual Capacity               48
10.9  Successor Administrative Agent                                49
10.10 The Arranger Syndication Agent and Documentation Agent        49

SECTION 11. MISCELLANEOUS                                           49
11.1  Amendments and Waivers                                        49
11.2  Notices                                                       51
11.3  No Waiver; Cumulative Remedies                                52
11.4  Survival of Representations and Warranties                    52
11.5  Payment of Expenses and Taxes                                 52
11.6  Successors and Assigns; Participations and Assignments        53
11.7  Adjustments; Set-off                                          56
11.8  Counterparts                                                  56
11.9  Severability                                                  57
11.10 Integration                                                   57
11.11 GOVERNING LAW                                                 57
11.12 Submission to Jurisdiction; Waivers                           57
11.13 Acknowledgments                                               58
11.14 WAIVERS OF JURY TRIAL                                         58



CREDIT AGREEMENT, dated as of December 18, 2000, among:

     (i) ARROW ELECTRONICS, INC., a New York corporation (the "Borrower");

    (ii) the several banks and other financial institutions from time to time parties to this Agreement (the "Banks");

   (iii) MORGAN STANLEY SENIOR FUNDING, INC., as syndication agent for the Banks hereunder (in such capacity, the "Syndication Agent");

    (iv) MORGAN STANLEY SENIOR FUNDING, INC., as documentation agent for the Banks hereunder (in such capacity, the "Documentation Agent"); and

      v) MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Banks hereunder (in such capacity, the "Administrative Agent", and, together with the Syndication Agent and the Documentation Agent, the "Agents").

                          W I T N E S S E T H :

     WHEREAS, the Borrower has requested the Banks to make available a term credit facility, and the Banks are willing to make such credit facility available upon and subject to the terms and conditions hereafter set forth;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. DEFINITION
1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ' of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Citibank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause
(b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

"ABR Loans": Committed Rate Loans the rate of interest applicable to which is based upon the ABR.

"Adjusted Consolidated EBITDA": for any fiscal period, (a) the Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus (b) to the extent deducted from earnings in determining Consolidated Net Income for such period, the sum, in each case for such period, of income taxes, interest expense, depreciation expense, amortization expense, including amortization of any goodwill or other intangibles, minus (c) to the extent included in determining Consolidated Net Income for such period, non-cash equity earnings of unconsolidated Affiliates, plus (d) to the extent excluded in determining Consolidated Net Income for such period, cash distributions received by the Borrower from unconsolidated Affiliates, all as determined on a consolidated basis in accordance with GAAP.

"Administrative Schedule": Schedule III to this Agreement, which contains interest rate definitions and administrative information in respect of each Type of Committed Rate Loan.

"Administrative Agent":  as defined in the preamble hereto.

"Affected Bank": any Bank affected by the events described in subsection 4.4, 4.5 or 4.6, as the case may be, but only for the period during which such Bank shall be affected by such events.

"Affiliate": as to any Person, (a) any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director or officer of the Borrower or any of its Subsidiaries. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"Agents":  as defined in the preamble hereto.

"Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

"Allocable Share": as to any Assenting Bank at any time, a fraction, the numerator of which shall be the Commitment of such Assenting Bank then in effect and the denominator of which shall be the aggregate of the Commitments of all Assenting Banks then in effect.

"Applicable Margin": subject to the provisions of Section 2.8(e), (i) on any date, during the period from the Closing Date until the three-month anniversary of the Closing Date, the rate per annum determined based upon the Rating in effect on such date by both S&P and Moody's set forth under the relevant column heading below opposite such Rating:

Rating (S&P/Moody's)
Applicable Margin (in basis points) for Committed Rate Eurocurrency Loans Greater than or equal to A-/A3 100.00
Greater than or equal to BBB+/Baa1 112.50
Greater than or equal to BBB/Baa2 125.00
Greater than or equal to BBB-/Baa3 137.50 and (ii) thereafter, on any date, the rate per annum determined based upon the Rating in effect on such date by both S&P and Moody's set forth under the relevant column heading below opposite such Rating:

Rating (S&P/Moody's)
Applicable Margin (in basis points) for Committed Rate Eurocurrency Loans Greater than or equal to A-/A3 125.00
Greater than or equal to BBB+/Baa1 137.50
Greater than or equal to BBB/Baa2 150.00
Greater than or equal to BBB-/Baa3 162.50

; provided that, in the event that the Ratings of S&P and Moody's do not coincide, the Applicable Margin set forth above opposite the higher of such Ratings will apply, unless one of the Ratings is BBB-/Baa3 or lower, or if there is no rating, in which case the Applicable Margin will be based on the rating of BBB-/Baa3.

"Arranger": MSSF.

"Assenting Bank":  as defined in subsection 4.7(a).

"Assignee":  as defined in subsection 11.6(c).

"Assignment and Acceptance": each Assignment and Acceptance, substantially in the form of Exhibit I, executed and delivered pursuant to subsection 11.6(c).

"Banks":  as defined in the preamble hereto.

"Board": the Board of Governors of the Federal Reserve System or any successor.

"Borrower":  as defined in the preamble hereto.

"Business":  as defined in subsection 5.19(b).

"Business Day": (a) a London Banking Day which is also a day other than a Saturday or Sunday on which banks are open for general banking business in New York City and (b) when such term is used for the purpose of determining the date on which the Eurocurrency Rate is determined under this Agreement for any Committed Rate Loan for any Interest Period therefor and for purposes of determining the first and last day of any Interest Period, references in this Agreement to Business Days shall be deemed to be references to Target Operating Days.

"C/D Assessment Rate": for any day as applied to any ABR Loan, the net annual assessment rate (rounded upward to the nearest 1/100th of 1%) determined by Citibank to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at offices of Citibank in the United States.
"C/D Reserve Percentage": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

"Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, options or rights to purchase any of the foregoing. "Capitalization Documents": the collective reference to the Governing Documents of the Borrower and each of its Subsidiaries, the certificates of designation and other agreements governing the issuance of, or setting forth the terms of, any Capital Stock (including, without limitation, the common stock) issued or to be issued by the Borrower or any of its Subsidiaries and the Rights Agreement.

"Change in Control":  one or more of the following events:

     a) less than a majority of the members of the Borrower's board of directors shall be persons who either (i) were serving as directors on the Closing Date or (ii) were nominated as directors and approved by the vote of the majority of the directors who are directors referred to in clause (i) above or this clause (ii); or

     (b) the stockholders of the Borrower shall approve any plan or proposal for the liquidation or dissolution of the Borrower; or

     (c) a Person or group of Persons acting in concert (other than the direct or indirect beneficial owners of the Capital Stock of the Borrower as of the Closing Date) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of securities of the Borrower representing 40% or more of the combined voting power of the outstanding voting securities for the election of directors or shall have the right to elect a majority of the board of directors of the Borrower.

"Citibank":  means Citibank, N.A.

"Closing Date": the date on which the conditions precedent set forth in subsection 6.1 shall be satisfied.

"Code":  the Internal Revenue Code of 1986, as amended from time to time.

"Commitment": as to any Bank, the obligation of such Bank to make and/or acquire participating interests in Committed Rate Loans hereunder in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Bank's name on Schedule I, as such amount may be changed from time to time in accordance with the provisions of this Agreement.

"Commitment Percentage": as to any Bank at any time, the percentage which the principal amount such Bank's Committed Rate Loan then outstanding then constitutes of the aggregate principal amount of the Committed Rate Loans then outstanding.

"Committed Rate Loan": as defined in subsection 2.1; a Committed Rate Loan bearing interest based upon the ABR shall be a "Committed Rate ABR Loan", and a Committed Rate Loan bearing interest based upon a Eurocurrency Rate shall be a "Committed Rate Eurocurrency Loan".

"Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

"Consolidated Cash Interest Expense": for any period, (a) the amount which would, in conformity with GAAP, be set forth opposite the caption "interest expense" or any like caption on a consolidated income statement of the Borrower and its Subsidiaries minus (b) the amount of non-cash interest (including interest paid by the issuance of additional securities) included in such amount.

"Consolidated Net Income": for any fiscal period, the consolidated net income (or loss) of the Borrower and its Subsidiaries after excluding all unusual, extraordinary and non-recurring gains and after adding all unusual, extraordinary and non-recurring losses, in all cases of the Borrower and its Subsidiaries determined on a consolidated basis during the relevant period in accordance with GAAP.

"Consolidated Net Worth": at a particular date, all amounts which would be included under shareholders' equity on a consolidated balance sheet of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

"Consolidated Total Capitalization": at a particular date, the sum of (a) Consolidated Net Worth plus (b) Consolidated Total Debt as at such date.

"Consolidated Total Debt": all Indebtedness of the Borrower and its Subsidiaries (excluding Indebtedness of the Borrower owing to any of its Subsidiaries or Indebtedness of any Subsidiary of the Borrower owing to the Borrower or any other Subsidiary of the Borrower), as determined on a consolidated basis in accordance with GAAP.

"Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound. "Credit Documents": this Agreement and the Subsidiary Guarantees. "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

"Dollars" and "$": dollars in lawful currency of the United States of America.

"Domestic Subsidiary": as to any Person, a Subsidiary of such Person organized under the laws of a State of the United States or the District of Columbia.

Environmental Laws": any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including, without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Eurocurrency Rate": the rate determined as the Eurocurrency Rate in the manner set forth in the Administrative Schedule.

"Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

"Existing Termination Date":  as defined in Section 4.11.

"Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

"Funding Office": for each Type of Committed Rate Loan, the Funding Office set forth in respect thereof in the Administrative Schedule.

"Funding Time": for each Type of Committed Rate Loan, the Funding Time set forth in respect thereof in the Administrative Schedule.

"GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

"Governing Documents": as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person.

"Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

"Hedging Agreements": (a) Interest Rate Agreements and (b) any swap, futures, forward or option agreements or other agreements or arrangements designed to limit or eliminate the risk and/or exposure of a Person to fluctuations in currency exchange rates.

"Hedging Banks": any Bank or any of its subsidiaries or affiliates which from time to time enter into Hedging Agreements with the Borrower or any of its Subsidiaries.

"Indebtedness": of any Person at any date, without duplication, (a) the principal amount of all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) the principal amount of any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) the portion of all obligations of such Person under Financing Leases which must be capitalized in accordance with GAAP, (d) the principal or stated amount of all obligations of such Person in respect of letters of credit, banker's acceptances or similar obligations issued or created for the account of such Person, (e) all liabilities arising under Hedging Agreements of such Person, (f) the principal or stated amount of all Guarantee Obligations of such Person (other than guarantees by the Borrower or any Subsidiary in respect of current trade liabilities of the Borrower or any Subsidiary incurred in the ordinary course of business and payable in accordance with customary terms), and (g) the principal amount of all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

"Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

"Insolvent":  pertaining to a condition of Insolvency.

"Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December, (b) as to any Committed Rate Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Committed Rate Eurocurrency Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

"Interest Period": with respect to any Committed Rate Eurocurrency Loan: (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Committed Rate Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion, as the case may be, given with respect thereto; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Committed Rate Eurocurrency Loan and ending one, two or three months thereafter, as selected by the Borrower by a Notice of Continuation with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

     (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

     (2) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date; and

     (3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

"Interest Rate Agreement": any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement under which the Borrower is a party or a beneficiary.

"Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

"Loan Parties": the Borrower and each Subsidiary of the Borrower which is a party to a Credit Document.

"London Banking Day": any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.

"Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement or other Credit Documents or (c) the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent, or the Banks hereunder or thereunder.

"Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

"Moody/s":  Moody/s Investors Service, Inc.

"MSSF": means Morgan Stanley Senior Funding, Inc.

"Multiemployer Plan":  a Plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

"Net Cash Proceeds" means, with respect to any sale, transfer or other disposition relating to a securitization of assets or the incurrence or issuance of any Indebtedness for borrowed money or the sale or issuance through a private placement or public offering of any Capital Stock by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions,
(b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Indebtedness secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Indebtedness, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof; provided, however, that in the case of taxes that are deductible under clause (b) above but for the fact that, at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, such Loan Party or such Subsidiary may deduct an amount (the "Reserved Amount") equal to the amount reserved in accordance with GAAP for such Loan Party's or such Subsidiary's reasonable estimate of such taxes, other than taxes for which such Loan Party or such Subsidiary is indemnified; provided further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute "Net Cash Proceeds" of the type for which such taxes were reserved for all purposes hereunder.

"1995 Credit Agreement": the Second Amended and Restated Credit Agreement, dated as of August 16, 1995, as amended, among the Borrower, the other borrowers named therein, The Chase Manhattan Bank, as administrative agent, and others.

"1998 Private Placement Notes": the 6.45% Senior Secured Notes due 2003 issued by the Company in an aggregate principal amount equal to $250,000,000.

"Non-Excluded Taxes":  as defined in subsection 5.6.

"Notice of Borrowing": with respect to a Committed Rate Loan of any Type, a notice from the Borrower in respect of such Committed Rate Loan, containing the information in respect of such Committed Rate Loan and delivered to the Person, in the manner and by the time specified for a Notice of Borrowing and such Type of Committed Rate Loan in the Administrative Schedule.

"Notice of Continuation": with respect to a Committed Rate Eurocurrency Loan, a notice from the Borrower in respect of such Committed Rate Loan, containing the information in respect of such Committed Rate Loan and delivered to the Person, in the manner and by the time specified for a Notice of Continuation in the Administrative Schedule.

"Notice of Conversion": with respect to a Committed Rate Loan which the Borrower wishes to convert from a Committed Rate Eurocurrency Loan to an ABR Loan, or from an ABR Loan to a Committed Rate Eurocurrency Loan, as the case may be, a notice from the Borrower setting forth the amount of such Loan to be converted, the date of such conversion and, in the case of conversions of ABR Loans to Committed Rate Eurocurrency Loans, the length of the initial Interest Period applicable thereto. Each Notice of Conversion shall be delivered to the Administrative Agent at its address set forth in subsection
11.2 and shall be delivered before 12:00 Noon, New York City time, on the Business Day of the requested conversion in the case of conversions to ABR Loans, and before 12:00 Noon, New York City time, three Business Days before the requested conversion in the case of conversions to Committed Rate Eurocurrency Loans.

"Notice of Prepayment": with respect to prepayment of any Committed Rate Committed Rate Loan of any Type, a notice from the Borrower in respect of such Committed Rate Loan, containing the information in respect of such prepayment and delivered to the Person, in the manner and by the time specified for a Notice of Prepayment and such Type of Committed Rate Loan in the Administrative Schedule.

"Objecting Bank":  as defined in subsection 11.1(d).

"Participant":  as defined in subsection 11.6(b).

"Payment Office": for each Type of Committed Rate Loan, the Payment Office set forth in respect thereof in the Administrative Schedule.

"Payment Time": for each Type of Committed Rate Loan, the Payment Time set forth in respect thereof in the Administrative Schedule.

"PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

"Person": an individual, partnership, corporation, business trust, joint stock

Borrower, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

"Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Properties":  as defined in subsection 5.19(a).

"Ratings": the actual or implied senior unsecured non-credit enhanced debt ratings of the Borrower in effect from time to time by Moody's or S&P, as the case may be, the bank debt rating of the Borrower in effect from time to time by Moody's or the corporate credit rating of the Borrower in effect from time to time by S&P.

"Register":  as defined in subsection 11.6(d).

"Regulation U":  Regulation U of the Board as in effect from time to time.

"Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

"Replacement Bank": a bank or financial institution that assumes certain Commitments and obligations and purchases certain Loans and rights pursuant to subsection 4.7(b) or 11.1(d).

"Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13,.14, .16, .18, .19 or .20 of PBGC Reg. ' 2615.

"Required Banks": at any time, Banks holding an aggregate outstanding principal amount of Committed Rate Loans in excess of 50% the aggregate principal amount of all Committed Rate Loans then outstanding.

"Requirement of Law": as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer": as to any Person, the chief executive officer, the chairman of the board, the president, the chief financial officer, the chief accounting officer, any executive or senior vice president or the treasurer of such Person.

"Rights Agreement": the Rights Agreement, dated as of March 2, 1988, between the Borrower and Chase, as successor by merger to Manufacturers Hanover Trust Company, as rights agent, as amended, supplemented or otherwise modified from time to time.

"S&P":  Standard & Poor's Ratings Group.

"Schedule Amendment": each Schedule Amendment, substantially in the form of Exhibit A, executed and delivered pursuant to subsection 12.1.

"Senior Bank Facilities": the 1995 Credit Agreement and the 2000 Credit Agreement, including refinancings thereof.

"Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

"Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a

"Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

"Subsidiary Guarantee": each Subsidiary Guarantee, substantially in the form of Exhibit C with such changes as shall be approved by the Administrative Agent, to be executed and delivered from time to time in accordance with this Agreement by any Domestic Subsidiary that accounts for more than 5% of Total Assets at any date, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

"Subsidiary Guarantor": each Subsidiary of the Borrower that executes and delivers a Subsidiary Guarantee in accordance with this Agreement.

"Target Operating Day": any day that is not (a) a Saturday or Sunday, (b) Christmas Day or New Year's Day or (c) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Administrative Agent).

"Termination Date":  March 19, 2001, as such date may be extended pursuant to
Section 4.11.

"Total Assets": at a particular date, the assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

"Tranche": the collective reference to Committed Rate Eurocurrency Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Committed Rate Loans shall originally have been made on the same day).

"Transferee":  as defined in subsection 11.6(f).

"2000 Credit Agreement": the Amended and Restated 364 Day Credit Agreement dated as of March 26, 2000, as amended, among the Borrower, the other borrowers named therein and The Chase Manhattan Bank, as administrative agent and others.

"Type": in respect of any Committed Rate Loan, its character as a Committed Rate ABR Loan or Committed Rate Eurocurrency Loan, as the case may be.

"Wyle":  Wyle Electronics, a California corporation.

     1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

         (b) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

         (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

         (e) The phrases "to the knowledge of the Borrower" and "of which any Subsidiary is aware" and phrases of similar import when used in this Agreement shall mean to the actual knowledge of a Responsible Officer of the Borrower or any such Subsidiary, as the case may be.

     1.3 Accounting Determinations. Unless otherwise specified herein, all accounting determinations for purposes of calculating or determining compliance with the terms found in subsection 1.1 or the standards and covenants found in subsection 8.1 and otherwise to be made under this Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with that used in preparing the financial statements referred to in subsection 5.1. If GAAP shall change from the basis used in preparing such financial statements, the certificates required to be delivered pursuant to subsection 7.2 demonstrating compliance with the covenants contained herein shall set forth calculations setting forth the adjustments necessary to demonstrate how the Borrower is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.

SECTION 2. THE COMMITTED RATE LOANS

     2.1 Committed Rate Loans. Subject to the terms and conditions hereof, each Bank severally agrees to make a single loan (a "Committed Rate Loan") to the Borrower on the Closing Date in an amount not to exceed such Bank's Commitment at such time. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

     2.2 Procedure for Committed Rate Loan Borrowing. The Borrower may request the Banks to make Committed Rate Loans on the Closing Date by delivering a Notice of Borrowing. Upon receipt of the Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Bank of receipt of the Notice of Borrowing and of such Bank's Commitment Percentage of the Committed Rate Loans to be made pursuant thereto. Subject to the terms and conditions hereof, each Bank will make its Commitment Percentage of such borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office, and at or prior to the Funding Time, in funds immediately available to the Administrative Agent. The amounts made available by each Bank will then be made available to the Borrower at the Funding Office, in like funds as received by the Administrative Agent.

     2.3 Repayment of Committed Rate Loans; Evidence of Debt. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Bank on the Termination Date (or such earlier date on which the Committed Rate Loans become due and payable pursuant to Section 9), the then unpaid principal amount of each Committed Rate Loan made by such Bank to the Borrower. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Committed Rate Loans made to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.8. (b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Bank resulting from each Committed Rate Loan of such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.

       (c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Bank, in which shall be recorded (i) the amount of each Committed Rate Loan made hereunder and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank under a Committed Rate Loan and (iii) the amount of any sum received by the Administrative Agent from the Borrower in respect of Committed Rate Loans, and the amount of each Bank's share thereof.

       (d) The entries made in the Register and the accounts of each Bank maintained pursuant to subsection 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Committed Rate Loan made to the Borrower by such Bank in accordance with the terms of this Agreement.

2.4 Termination or Reduction of Commitments. At the close of business on the Closing Date, the Commitments shall be automatically and permanently reduced to zero.

2.5 Prepayments.

     (a) Optional. By giving a Notice of Prepayment, the Borrower may, at any time and from time to time, prepay the Committed Rate Loans made to the Borrower, in whole or in part, without premium or penalty (except as provided in subsection 4.8). Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection
4.8. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

     (b) Mandatory. The Borrower shall, on the date of receipt of the Net Cash Proceeds by the Borrower or any of its Subsidiaries from (i) the sale, transfer or other disposition relating to the securitization of any assets of the Borrower or any of its Subsidiaries, (ii) the issuance through a private placement or public offering after the Closing Date by the Borrower or any of its Subsidiaries of any Capital Stock or (iii) the incurrence or issuance after the Closing Date by the Borrower or any of its Subsidiaries of any Indebtedness for borrowed money, prepay an aggregate principal amount of the Committed Rate Loans in an amount equal to the amount of such Net Cash Proceeds; provided, however, that the Borrower shall only be required to make such prepayments in respect of (a) any sale, transfer or disposition relating to securitization of assets and (b) any refinancing through a senior bank credit facility of Indebtedness under the 1995 Credit Agreement or the 2000 Credit Agreement occurring after the Closing Date to the extent the Net Cash Proceeds therefrom exceed $1,500,000,000.

2.6 Conversion and Continuation Options. By giving a Notice of Conversion, the Borrower may elect from time to time (i) to convert the Borrower's Committed Rate Eurocurrency Loans to ABR Loans or (ii) to convert such Borrower's ABR Loans to Committed Rate Eurocurrency Loans. Upon receipt of any Notice of Conversion the Administrative Agent shall promptly notify each Bank thereof. All or any part of Committed Rate Eurocurrency Loans or ABR Loans may be converted as provided herein, provided that (i) no ABR Loan may be converted into a Committed Rate Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Banks have determined that such a conversion is not appropriate and (ii) no ABR Loan may be converted into a Committed Rate Eurocurrency Loan after the date that is one month prior to the Termination Date.

     (b) By giving a Notice of Continuation, the Borrower may continue any of the Borrower's Committed Rate Eurocurrency Loans as Committed Rate Eurocurrency Loans for additional Interest Periods.

     (c) If the Borrower shall fail to timely give a Notice of Continuation or a Notice of Conversion in respect of any of the Borrower's Committed Rate Eurocurrency Loans with respect to which an Interest Period is expiring, the Borrower shall be deemed to have given a Notice of Continuation for an Interest Period of one month.

2.7 Minimum Amounts of Tranches. All conversions and continuations of Committed Rate Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Committed Rate Loans comprising each Tranche shall be not less than $2,000,000.

2.8 Interest Rates and Payment Dates for Committed Rate Loans. Each Committed Rate Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin on each such day.

     (b) Each Committed Rate ABR Loan shall bear interest at a rate per annum equal to the ABR.

     (c) If all or a portion of (i) the principal amount of any Committed Rate Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of overdue interest, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

     (d) Interest on Committed Rate Loans shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph
(c) of this subsection shall be payable from time to time on demand.

     (e) To the extent the Borrower refinances the Indebtedness under the 1995 Credit Agreement or the 2000 Credit Agreement and such refinancing results in the applicable margin in respect of the eurocurrency rate loans made thereunder to be more favorable to the Borrower than the Applicable Margin under this Agreement, the Administrative Agent, on behalf of itself and the Banks shall, within ten Business Days after notice of such change has been given to it by the Borrower, agree to an amendment to this Agreement incorporating such more favorable applicable margin.

2.9 Inability to Determine Interest Rate. If on or prior to the date on which the Eurocurrency Rate is determined for any Interest Period in respect of any Committed Rate Eurocurrency Loan:

     (a) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such affected Interest Period, or

     (b) the Administrative Agent shall have received notice from Banks having Commitments comprising at least 25% of the aggregate amount of the Commitments that the Eurocurrency Rate determined or to be determined for such affected Interest Period will not adequately and fairly reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Committed Rate Loans during such affected Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Banks as soon as practicable thereafter. If such notice is given (x) any Committed Rate Eurocurrency Loans requested to be made on the first day of such affected Interest Period shall be made as ABR Loans, (y) any Committed Rate Loans that were to have been converted on the first day of such affected Interest Period from ABR Loans to Committed Rate Eurocurrency Loans shall be continued as ABR Loans and (z) any Committed Rate Eurocurrency Loans that were to have been continued as such shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Committed Rate Eurocurrency Loans shall be made, converted to or continued as such.

SECTION 3. [INTENTIONALLY OMITTED]

SECTION 4. CERTAIN PROVISIONS APPLICABLE TO THE COMMITTED RATE LOANS

4.1 Fees; Other Payments. The Borrower agrees to pay to the Administrative Agent, for its own account and for the account of the Arranger, the fees in the amounts and on the dates agreed to by such parties in writing prior to the date of this Agreement.

4.2 Computation of Interest. Whenever it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Banks of each determination of a Eurocurrency Rate. Any change in the ABR due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively. The Administrative Agent shall as soon as practicable notify the Borrower and the Banks of the effective date and the amount of each such change in interest rate.

     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error.

4.3 Pro Rata Treatment and Payments. Each payment by the Borrower shall be made pro rata according to the respective Commitment Percentages of the Banks. Each disbursement of Committed Rate Loans shall be made by the Banks pro rata according to the respective Commitment Percentages of the Banks. Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Committed Rate Loans shall be made pro rata according to the respective principal amounts of the Committed Rate Loans of the Borrower then due and owing to the Banks. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim. All payments in respect of Committed Rate Loans shall be made in immediately available funds at the Payment Office, and at or prior to the Payment Time, for such Type of Committed Rate Loans, on the due date thereof. The Administrative Agent shall distribute to the Banks any payments received by the Administrative Agent promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b) Unless the Administrative Agent shall have been notified in writing by any Bank prior to the Closing Date in respect of Committed Rate Loans that such Bank will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Bank is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Closing Date therefor, such Bank shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal funds rate, as quoted by the Administrative Agent, in each case for the period until such Bank makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

4.4 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain Committed Rate Eurocurrency Loans to the Borrower, the commitment of such Bank hereunder to make Committed Rate Eurocurrency Loans, continue Committed Rate Eurocurrency Loans as such and convert Committed Rate Loans to Eurocurrency Committed Rate Loans to the Borrower shall forthwith be canceled to the extent necessary to remedy or prevent such illegality. Nothing in this subsection 4.4 shall affect the obligation of the Banks to make and maintain ABR Loans to the Borrower, notwithstanding that a Requirement of Law may make it unlawful to make and maintain Committed Rate Eurocurrency Loans to the Borrower.

4.5 Requirements of Law. If the adoption of or any change in any Requirement of Law (other than the Certificate of Incorporation and By-Laws or other organizational or governing documents of the Banks) or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

        (i) shall subject any Bank or any corporation controlling such Bank or from which such Bank obtains funding or credit to any tax of any kind whatsoever with respect to this Agreement, or any Committed Rate Eurocurrency Loan made by it, or change the basis of taxation of payments to such Bank or such corporation in respect thereof (except for Non-Excluded Taxes covered by subsection 4.6 (including taxes excluded under the first sentence of subsection 4.6(a)) and changes in the rate of tax on the overall net income of such Bank or such corporation);

       (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank or any corporation controlling such Bank or from which such Bank obtains funding or credit which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

      (iii) shall impose on such Bank or any corporation controlling such Bank or from which such Bank obtains funding or credit any other condition; and the result of any of the foregoing is to increase the cost to such Bank or such corporation, by an amount which such Bank or such corporation deems to be material, of making, converting into, continuing or maintaining Committed Rate Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Bank, within five Business Days after its demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable, together with interest on each such amount from the date due until payment in full at a rate per annum equal to the ABR plus 2%. If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Bank, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of Committed Rate Loans and all other amounts payable hereunder.

     (b) If any Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank or from which such Bank obtains funding or credit with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Bank's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission by such Bank to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which written request shall be conclusive in the absence of manifest error), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

     (c) In addition to, and without duplication of, amounts which may become payable from time to time pursuant to paragraphs (a) and (b) of this subsection 4.5, the Borrower agrees to pay to each Bank which requests compensation under this paragraph (c) by notice to the Borrower, on the last day of each Interest Period with respect to any Committed Rate Eurocurrency Loan made by such Bank to the Borrower, at any time when such Bank shall be required to maintain reserves against "Eurocurrency liabilities" under Regulation D of the Board (or, at any time when such Bank may be required by the Board or by any other Governmental Authority, whether within the United States or in another relevant jurisdiction, to maintain reserves against any other category of liabilities which includes deposits by reference to which the Eurocurrency Rate is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Bank which includes any such Committed Rate Eurocurrency Loans), an additional amount (determined by such Bank's calculation or, if an accurate calculation is impracticable, reasonable estimate using such reasonable means of allocation as such Bank shall determine) equal to the actual costs, if any, incurred by such Bank during such Interest Period as a result of the applicability of the foregoing reserves to such Committed Rate Eurocurrency Loans.

     (d) A certificate of each Bank setting forth such amount or amounts as shall be necessary to compensate such Bank as specified in paragraph (a), (b) or (c) above, as the case may be, and setting forth in reasonable detail an explanation of the basis of requesting such compensation in accordance with paragraph (a) or (b) above, including calculations in detail comparable to the detail set forth in certificates delivered to such Bank in similar circumstances under comparable provisions of other comparable credit agreements, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Bank the amount shown as due on any such certificate delivered to it within 10 days after its receipt of the same.

     (e) The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

 4.6 Taxes. All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent and each Bank,
(i) net income taxes, capital taxes, doing business taxes and franchise taxes imposed on the Administrative Agent or such Bank, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Administrative Agent or such Bank (excluding a connection arising solely from the Administrative Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) or any political subdivision or taxing authority thereof or therein, (ii) taxes required to be withheld because of a failure to deliver any certificate described in this subsection 4.6 for any reason and (iii) any and all withholding taxes payable with respect to payments under this Agreement made by the Borrower other than any such withholding taxes imposed as a result of any change in or amendment to the laws of such jurisdiction affecting taxation (including any regulation or ruling proposed or promulgated by a taxing authority thereof and any treaty provisions) or any change in the official application, enforcement or interpretation of such laws, regulations, rulings or treaties or any other action taken by a taxing authority or a court of competent jurisdiction, which change, amendment, application, enforcement, interpretation or action becomes effective after the date hereof (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Non-Excluded Taxes"). If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Bank hereunder, the amounts so payable to the Administrative Agent or such Bank shall be increased to the extent necessary to yield to the Administrative Agent or such Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and such Bank for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or such Bank as a result of any such failure. The agreements in this subsection 4.6(a) shall survive the termination of this Agreement and the payment of the Committed Rate Loans and all other amounts payable hereunder.

     (b) (i) Each Bank (including each Assignee) that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Administrative Agent concurrently with the delivery of this Agreement (or, in the case of any Assignee, concurrently with the delivery of an Assignment and Acceptance) two duly completed copies of (x) United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, and (y) an Internal Revenue Service Form W-8BEN or W-9 or successor applicable form, as the case may be. Each such Bank also agrees to deliver to the Borrower and the Administrative Agent two further copies of the said Form W-8BEN or W-8ECI and Form W-8BEN or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event (including, without limitation, a change in such Bank's lending office) requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Borrower and the Administrative Agent. Such Bank shall certify (x) in the case of a Form W-8BEN or W-8ECI, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (y) in the case of a Form W-8BEN or W-9, that it is entitled to an exemption from United States backup withholding tax.

        (ii) Upon the written request of the Borrower, each Bank promptly will provide to the Borrower and to the Administrative Agent, or file with the relevant taxing authority (with a copy to the Administrative Agent) such form, certification or similar documentation (each duly completed, accurate and signed) as is required by the relevant jurisdiction in order to obtain an exemption from, or reduced rate of Non-Excluded Taxes to which such Bank or the Administrative Agent is entitled pursuant to an applicable tax treaty or the law of the relevant jurisdiction; provided, however, such Bank will not be required to (x) disclose information which in its reasonable judgment it deems confidential or proprietary or (y) incur a cost if such cost would, in its reasonable judgment, be substantial in comparison to the cost of the Borrower under this subsection 4.6 of such Bank's failure to provide such form, certification or similar documentation. Such Bank shall certify in the case of any such form, certification or similar documentation so provided (to the extent it may accurately and properly do so) that it is entitled to receive payments under this Agreement without deduction or withholding, or at a reduced rate of deduction or withholding of Non-Excluded Taxes.

       (iii) A Bank shall be required to furnish a form under this paragraph
(b) only if it is entitled to claim an exemption from or a reduced rate of withholding under applicable law. A Bank that is not entitled to claim an exemption from or a reduced rate of withholding under applicable law, promptly upon written request of the Borrower, shall inform the Borrower in writing. (c) If any Bank is, in its sole opinion, able to apply for any tax credit, tax deduction or other reduction in tax (a "Tax Benefit") by reason of any increased amount paid by the Borrower under this subsection 4.6, such Bank will use reasonable efforts to obtain such Tax Benefit and, upon receipt thereof will pay to the Borrower such amount, not exceeding the increased amount paid by the Borrower, as it considers, in its sole opinion, to be equal to the net after-tax value to such Bank of the Tax Benefit or such part thereof allocable to such withholding or deduction, having regard to all of such Bank's dealings giving rise to similar credits and to the cost of obtaining the same, less any and all expenses incurred by such Bank in obtaining such Tax Benefit (including any and all professional fees incurred therewith); provided, however, that (i) no Bank shall be obligated by this subsection 4.6 to disclose to the Borrower any information regarding its tax affairs or computations, (ii) nothing in this subsection 4.6 shall interfere with the right of each Bank to arrange its tax affairs as it deems appropriate and (iii) nothing in this subsection 4.6 shall impose an obligation on a Bank to obtain any Tax Benefit if, in such Bank's sole opinion, to do so would (x) impose undue hardships, burdens or expenditures on such Bank or (y) increase such Bank's exposure to taxation by the jurisdiction in question.

4.7 Borrower's Options upon Claims for Increased Costs and Taxes. In the event that any Affected Bank shall decline to make Committed Rate Eurocurrency Loans pursuant to subsection 4.4 or shall have notified the Borrower that it is entitled to claim compensation pursuant to subsection 4.5 or 4.6, the Borrower may exercise any one or both of the following options:

     (a) The Borrower may request one or more of the Banks which are not Affected Banks to take over all (but not part) of any Affected Banks' then outstanding Committed Rate Loans and to assume all (but not part) of any Affected Bank's Commitments, if any. If one or more Banks shall so agree in writing (collectively, the "Assenting Banks"; individually, an "Assenting Bank") with respect to an Affected Bank, (i) the Commitments, if any, of each Assenting Bank and the obligations of such Assenting Bank under this Agreement shall be increased by its respective Allocable Share of the Commitments, if any, and of the obligations of such Affected Bank under this Agreement and (ii) each Assenting Bank shall make Committed Rate Loans to the Borrower, according to such Assenting Bank's respective Allocable Share, in an aggregate principal amount equal to the outstanding principal amount of the Committed Rate Loans and of such Affected Bank, on a date mutually acceptable to the Assenting Banks, such Affected Bank and the Borrower. The proceeds of such Committed Rate Loans, together with funds of the Borrower, shall be used to prepay the Committed Rate Loans, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to subsection 4.8 in connection with such prepayment), and, upon such assumption by the Assenting Bank and prepayment by the Borrower, such Affected Bank shall cease to be a "Bank" for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of this Agreement).

     (b) The Borrower may designate a Replacement Bank to assume the Commitments, if any, and the obligations of any such Affected Bank hereunder, and to purchase the Committed Rate Loans of such Affected Bank and such Affected Bank's rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Affected Bank (unless such Affected Bank agrees otherwise), for a purchase price equal to the outstanding principal amount of the Committed Rate Loans of such Affected Bank plus (i) all interest accrued and unpaid thereon and all other amounts owing to such Affected Bank hereunder and (ii) any amount which would be payable to such Affected Bank pursuant to subsection 4.8, and upon such assumption and purchase by the Replacement Bank, such Replacement Bank, if it is not already a Bank, shall be deemed to be a "Bank" for purposes of this Agreement and such Affected Bank shall cease to be a "Bank" for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of this Agreement).

4.8 Indemnity. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense (but excluding any lost profits) which such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Committed Rate Eurocurrency Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of Committed Rate Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment of Committed Rate Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or
(d) the making of a prepayment or conversion of Committed Rate Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto including, without limitation, in each case, any such loss or expense arising from the, reemployment or repayment of funds obtained by such Bank or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement and the payment of the Committed Rate Loans and all other amounts payable hereunder.

4.9 Determinations. In making the determinations contemplated by subsections 4.5, 4.6 and 4.8, each Bank may make such estimates, assumptions, allocations and the like that such Bank in good faith determines to be appropriate. Upon request of the Borrower, each Bank shall furnish to the Borrower, at any time after demand for payment of an amount under subsection 4.5(a) or 4.8, a certificate outlining in reasonable detail the computation of any amounts owing. Any certificate furnished by a Bank shall be binding and conclusive in the absence of manifest error.

4.10 Change of Lending Office. If an event occurs with respect to any Bank that makes operable the provisions of subsection 4.4 or entitles such Bank to make a claim under subsection 4.5 or 4.6, such Bank shall, if requested in writing by the Borrower, to the extent not inconsistent with such Bank's internal policies, use reasonable efforts to (a) designate another office or offices for the making and maintaining of its Committed Rate Loans or (b) obtain a different source of funds or credit, as the case may be, the designation or obtaining of which will eliminate such operability or reduce materially the amount such Bank is so entitled to claim, provided that such designation or obtaining would not, in the sole discretion of such Bank, result in such Bank incurring any costs unless the Borrower has agreed to reimburse such Bank therefor.

4.11 Extension of Termination Date. The Company may request that the Banks extend to June 18, 2001 the Termination Date then in effect (the "Existing Termination Date") by delivering a request in writing for such extension to the Administrative Agent (who shall forward such request to the Banks promptly and in any event no later than 5 days after receipt thereof) not more than 30 days, and not less than 15 days, prior to the Existing Termination Date and each Bank agrees to grant such extension subject to the following conditions precedent being met:

     (a) No Default or Event of Default shall have occurred and be continuing on such date or shall occur as a result of such extension.

     (b) On March 19, 2001, the sum of (1) the total loans and commitments under senior bank facilities in respect of which there are no scheduled amortization payments prior to September 30, 2001 and (2) the proceeds from asset securitizations occurring on and after the date hereof shall not be less than $1,450,000,000 and, if none of the circumstances described in clauses (x) and (y) of the following proviso shall have occurred, the Administrative Agent shall be satisfied in its sole discretion with the arrangements made by the Borrower in respect of the 1998 Private Placement Notes; provided, however, that if (x) the Administrative Agent shall be satisfied in its sole discretion that the Borrower is and as of April 1, 2001 will be in compliance with the financial and other covenants limiting the Indebtedness of the Borrower under the 1998 Private Placement Notes or (y) the 1998 Private Placement Notes have been (A) refinanced in full through (i) a credit facility with no scheduled amortization payments prior to September 30, 2001, (ii) the proceeds of one or more asset securitizations occurring on and after the date hereof or (iii) a combination of the transactions described in clauses (i) and (ii), (B) amended to provide that the financial and other covenants limiting the Indebtedness of the Borrower be no less restrictive than those contained in this Agreement or (C) subject to a waiver by the holders thereof of the Borrower's compliance with any financial or other covenant limiting its Indebtedness for the period through September 30, 2001, the sum described in clauses (1) and (2) above shall not be less than $1,200,000,000.

     (c) Each of the representations and warranties made by the Borrower and its Subsidiaries in or pursuant to the Credit Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct as of such earlier date.

     (d) The Borrower shall have paid all accrued fees to the Banks.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents, the Administrative Agent and the Banks to enter into this Agreement and to make the Committed Rate Loans, the Borrower hereby represents and warrants to each Agent, the Administrative Agent and each Bank that:

5.1 Financial Condition. The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 1999 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Ernst & Young LLP, copies of which have heretofore been furnished to each Bank or will be furnished to each Bank that has not already received such copies, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries by principal operating group as at September 30, 2000, the related unaudited consolidating statement of operations and retained earnings for the portion of the fiscal year ended on September 30, 2000, certified by a Responsible Officer, copies of which have heretofore been furnished to each Bank or will be furnished to each Bank that has not already received such copies, present fairly the consolidating financial condition of the Borrower and its consolidated Subsidiaries by principal operating group as at such date, and the consolidating results of their operations for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or referred to in the notes thereto. During the period from September 30, 2000 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at September 30, 2000 (except as otherwise disclosed in writing to the Banks prior to the Closing Date and as set forth on Schedule 5.1 hereto).

5.2 No Change. Since December 31, 1999 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

5.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Corporate Power; Authorization; Enforceable Obligations. Each of the Borrower and its Subsidiaries has the corporate or other power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents. This Agreement has been, and each other Credit Document to which the Borrower or any of its Subsidiaries is a party will be, duly executed and delivered on behalf of the Borrower or such Subsidiary, as the case may be. This Agreement constitutes, and each other Credit Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower or any of its Subsidiaries party thereto enforceable against the Borrower or such Subsidiary, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of the Credit Documents to which the Borrower or any of its Subsidiaries is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries (except for violations of Contractual Obligations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect) and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except for the Liens expressly permitted by subsection 8.3.

5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues with respect to any of the Credit Documents or any of the transactions contemplated hereby or thereby.

5.7 No Default. No Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by subsection 8.3.

5.9 Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all domestic and foreign trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property"). No claim has been asserted and is pending or, to the knowledge of the Borrower, has been threatened by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person.

5.10 [INTENTIONALLY OMITTED]

5.11 Taxes. Each of the Borrower and its consolidated Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any unfiled tax returns for taxes, and unpaid taxes, fees and other charges, (a) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its consolidated Subsidiaries, as the case may be, or (b) which in each case, individually or in the aggregate, would not cause the Borrower and its consolidated Subsidiaries to have a liability in excess of $5,000,000; no notice of tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted by any taxing authority, with respect to any such tax, fee or other charge except for claims the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its consolidated Subsidiaries, as the case may be, and claims for amounts which, in the aggregate, do not exceed $5,000,000.

5.12 Federal Regulations. No part of the proceeds of any Committed Rate Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the regulations of such Board of Governors. If requested by any Bank or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

5.13 ERISA. Each Plan which is intended to be qualified under Section 401(a) (or 403(a) as appropriate) of the Code and each related trust agreement, annuity contract or other funding instrument which is intended to be tax-exempt under Section 501(a) of the Code is so qualified and tax-exempt and has been so qualified and tax-exempt during the period from its adoption to date. No event has occurred in connection with which the Borrower or any Commonly Controlled Entity or any Plan, directly or indirectly, could reasonably be expected to be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Borrower or a Subsidiary has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order. No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. The present value of all accrued benefits under each Single Employer Plan maintained by the Borrower or any Commonly Controlled Entity or for which the Borrower or any Commonly Controlled Entity has or could have any liability (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity could reasonably be expected to become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the unfunded liability of the Borrower and each Commonly Controlled Entity for benefits under all unfunded retirement or severance plans, programs, policies or other arrangements (including, without limitation, post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA)), whether or not funded does not, in the aggregate, exceed $5,000,000 (excluding those arrangements set forth on Schedule 5.13).

5.14 Investment Company Act; Other Regulations. Neither the Borrower nor any Subsidiary of the Borrower is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary of the Borrower is subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

5.15 Subsidiaries. On the Closing Date, the only Domestic Subsidiaries of the Borrower, and the only material partnerships or joint ventures in which the Borrower or any Domestic Subsidiary has an interest, are those set forth on Schedule 5.15. On the Closing Date, the Borrower owns the percentage of the issued and outstanding Capital Stock or other evidences of the ownership of each Domestic Subsidiary, partnership or joint venture set forth on
Schedule 5.15 as set forth on such Schedule. On the Closing Date, except as set forth on Schedule 5.15, no such Domestic Subsidiary, partnership or joint venture has issued any securities convertible into shares of its Capital Stock. The outstanding stock and securities (or other evidence of ownership) of such domestic Subsidiaries, partnerships or joint ventures owned by the Borrower and its Subsidiaries are owned by the Borrower and its Subsidiaries free and clear of all Liens, warrants, options or rights of others of any kind whatsoever except for Liens permitted by subsection 8.3.

5.16 Accuracy and Completeness of Information. No document furnished or statement made in writing to the Banks by the Borrower in connection with the negotiation, preparation or execution of this Agreement or any of the other Credit Documents contains any untrue statement of a material fact, or omits to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Banks. All other written information, reports and other papers and data with respect to the Borrower and its Subsidiaries (other than financial statements), furnished to the Banks by the Borrower, or on behalf of the Borrower, were (a) in the case of those not prepared for delivery to the Banks, to the Borrower's knowledge, at the time the same were so furnished, complete and correct in all material respects for the purposes for which the same were prepared and (b) in the case of those prepared for delivery to the Banks, to the Borrower's knowledge, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give the Banks a true and accurate knowledge of the subject matter in all material respects, it being understood that financial projections as to future events are not to be viewed as facts and that actual results may differ from projected results.

5.17 Purpose of Committed Rate Loans. The proceeds of the Committed Rate Loans shall be used by the Borrower for working capital purposes in the ordinary course of business and for general corporate purposes of the Borrower and, to the extent permitted hereunder, its Subsidiaries.

5.18 Senior Indebtedness. The principal of and interest on the Committed Rate Loans are and will continue to be within the definition of "Senior Indebtedness" or any similar term under the Subordinated Debentures.

5.19 Environmental Matters. Except as set forth on Schedule 5.19 or insofar as there is no reasonable likelihood of a Material Adverse Effect arising from any combination of facts or circumstances inconsistent with any of the following:

     (a) The facilities and properties owned or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and to the knowledge of the Borrower or its Subsidiaries, have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law.

     (b) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no contamination at, under or to the knowledge of the Borrower about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business") which could materially interfere with the continued operation of the Properties.

     (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

     (d) To the knowledge of the Borrower or any of its Subsidiaries, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other analogous administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

     (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under any applicable Environmental Laws.

SECTION 6. CONDITIONS PRECEDENT

The occurrence of the Closing Date, and the agreement of each Bank to make the initial Committed Rate Loan requested to be made by it on the Closing Date, shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent:

     (a) Credit Documents. The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Bank.

     (b) Corporate Proceedings of each Loan Party. The Administrative Agent shall have received, with a counterpart for each Bank, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of each Credit Document to which it is a party and
(ii) in the case of the Borrower, the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

     (c) Fees and Expenses. The Administrative Agent shall have received the fees and expenses to be received on or prior to the Closing Date pursuant to subsection 4.1(c).

     (d) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Bank, the following executed legal opinions:

         (i) the executed legal opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel to the Borrower and the Subsidiary Guarantors, substantially in the form of Exhibit D, with such modifications therein as shall be reasonably requested or approved by the Administrative Agent; and

(ii) the executed legal opinion of Robert E. Klatell, general counsel of the Borrower, substantially in the form of Exhibit E, with such modifications therein as shall be reasonably requested or approved by the Administrative Agent. Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement and the other Credit Documents as the Administrative Agent may reasonably require.

     (e) No Material Litigation. No litigation, inquiry, injunction or restraining order shall be pending, entered or threatened (including any proposed statute, rule or regulation) which in the reasonable judgment of any Bank could have a Material Adverse Effect.

     (f) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent.

     (g) Representations and Warranties. Each of the representations and warranties made by the Borrower and its Subsidiaries in or pursuant to the Credit Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct as of such earlier date.

     (h) No Default. No Default or Event of Default shall have occurred and be continuing on such date after giving effect to the Committed Rate Loans requested to be made on such date.

     (i) Borrowing Certificate. The Administrative Agent shall have received with a counterpart for each Bank, a certificate of the Borrower, dated as of such date, substantially in the form of Exhibit B, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by the President, Executive Vice President or any Vice President and the Secretary or any Assistant Secretary or any Treasurer of the Borrower.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Committed Rate Loan remains outstanding and unpaid or any other amount is owing to any Bank, any Agent or the Administrative Agent hereunder, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

7.1 Financial Statements.  Furnish to each Bank:

     (a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations and shareholders equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Banks;

     (b) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, the unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries by principal operating group as at the end of such year and the related unaudited consolidating statements of operations of the Borrower and its consolidated Subsidiaries by principal operating group for such year, setting forth in each case in comparative form the figures for the previous year, certified pursuant to subsection 7.2(b) by a Responsible Officer as fairly presenting the consolidating financial condition and results of operations of the Borrower and its consolidated Subsidiaries by principal operating group;

     (c) as soon as available, but in any event within 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and shareholders' equity and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for such quarter of the previous year, certified by a Responsible Officer as fairly presenting in all material respects when considered in relation to the consolidated financial statements of the Borrower and its consolidated Subsidiaries (subject to normal year-end audit adjustments); provided that the Borrower may in lieu of furnishing such unaudited consolidated balance sheet furnish to each Bank its Form 10-Q filed with the Securities and Exchange Commission or any successor or analogous Governmental Authority for the relevant quarterly period; and

     (d) as soon as available, but in any event within 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries by principal operating group as at the end of such quarter and the related unaudited consolidating statements of operations of the Borrower and its consolidated Subsidiaries by principal operating group for such quarter and the portion of the fiscal year through the end of such quarter, in the case of the unaudited consolidating balance sheet setting forth in comparative form the figures for the previous year (but not the corresponding figures for such quarter of the previous year) and in the case of the statements of operations setting forth in comparative form the figures for such quarter of the previous year, certified by a Responsible Officer as fairly presenting the consolidating financial condition and results of operations of the Borrower and its consolidated Subsidiaries by principal operating group (subject to normal year-end audit adjustments); the financial statements to be furnished pursuant to this subsection 7.1 shall fairly present the consolidated (or consolidating by principal operating group, as appropriate) financial position and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP (subject, in the case of subsections 7.1(c) and (d), to normal year-end audit adjustments and the absence of complete footnotes) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein).

7.2 Certificates; Other Information.  Furnish to each Bank:

     (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

     (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and 7.1(b), a certificate of a Responsible Officer substantially in the form of Exhibit F;

     (c) concurrently with the delivery of the financial statements referred to in subsection 7.1(c), a certificate of a Responsible Officer (i) stating that, to the best of such Responsible Officer's knowledge, the Borrower has observed and performed all of its covenants and other agreements contained in this Agreement and the other Credit Documents to which it is a party to be observed or performed by it, (ii) that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified therein and (iii) setting forth calculations supporting compliance with subsections 8.1(a), (b) and (c), 8.2 and 8.5;

     (d) as soon as delivered, a copy of the letter, addressed to the Borrower, of the certified public accountants who prepared the financial statements referred to in subsection 7.1(a) for such fiscal year and otherwise referred to as a "management letter";

     (e) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders generally, and within five days after the same are filed, copies of all financial statements and reports which the Borrower or any of its Subsidiaries may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

     (f) promptly, such additional documents, instruments, legal opinions or financial and other information as the Administrative Agent or any Bank may from time to time reasonably request.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, including, without limitation, all obligations in respect of taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, or where the failure to pay, discharge or otherwise satisfy could not reasonably be expected to have a Material Adverse Effect.

7.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 8.4; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Bank, upon written request, full information as to the insurance carried.

7.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which the entries are, in all material respects, full, true and correct in conformity with sound business practice and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and, upon reasonable notice under the circumstances, permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

7.7 Notices. Promptly, after the Borrower becomes aware thereof, give notice to the Administrative Agent and each Bank of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect or cause a Default or an Event of Default;

     (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) in which the amount involved is $5,000,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought which could reasonably be expected to have a Material Adverse Effect;

     (d) the following events: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating (other than a standard termination under Section 4041(b) of ERISA), Reorganization or Insolvency of, any Plan;

     (e) any change, development or event involving a prospective change, which has had or could reasonably be expected to have a Material Adverse Effect; and Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

7.8 Environmental Laws. Comply with, and take all reasonable efforts to ensure compliance by all tenants and subtenants, if any, in all material respects with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and undertake all reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

7.9 Subsidiary Guarantees. Subject to the provisions of Section 7.11 below, in the event that any Domestic Subsidiary which is not a Subsidiary Guarantor shall account for more than 5% of Total Assets at any date, take all actions necessary to cause such Domestic Subsidiary to execute and deliver a Subsidiary Guarantee, within 60 days of the occurrence of such event.

7.10 Terms of Refinancing Debt. To the extent the Borrower refinances the Debt under the 1995 Credit Agreement or the 2000 Credit Agreement and such refinancing contains any event of default or covenant that is materially more favorable to the lenders and other financial institutions under such refinancing credit agreement than the comparable covenant or event of default hereunder (including, without limitation, any covenant or event of default that is not included in this Agreement), the Borrower will (i) promptly notify the Administrative Agent of such event by delivering a schedule summarizing any such covenant or event of default and (ii) within ten Business Days after such notice, agree with the Administrative Agent, for its benefit and the benefit of the Banks, to an amendment to this Agreement incorporating substantially similar covenant or event of default as those detailed in the schedule referred to in (i) above.

7.11 Wyle Guarantee. To the extent Wyle has not been merged with the Borrower by March 19, 2001 and the Termination Date has been extended pursuant to Section 4.11, and Wyle accounts for more than 5% of Total Assets at such date, the Borrower shall cause Wyle to deliver no later than March 19, 2001 a duly executed Subsidiary Guarantee to the Administrative Agent.

7.12 Wyle Undertaking. Prior to March 19, 2001, Wyle shall not hold any cash or cash equivalent in excess of $15,000,000 at any time outstanding.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Committed Rate Loan remains outstanding and unpaid or any other amount is owing to any Bank or the Administrative Agent hereunder:

8.1 Financial Condition Covenants.  The Borrower shall not:
     (a) Maintenance of Indebtedness. Permit Consolidated Total Debt at any time to exceed an amount equal to 70% of Consolidated Total Capitalization.

     (b) Maintenance of Net Worth. Permit Consolidated Net Worth at any time to be less than an amount equal to the sum of $750,000,000 plus 40% of cumulative Consolidated Net Income for the fiscal quarter commencing April 1, 1995 and for each fiscal quarter thereafter (without subtraction for any fiscal quarter during which Consolidated Net Income is a negative number).

     (c) Interest Coverage. Permit for any period of four consecutive fiscal quarters at any time the ratio of Adjusted Consolidated EBITDA to Consolidated Cash Interest Expense to be less than 3.0 to 1.0.

8.2 Limitation on Indebtedness of Domestic Subsidiaries. The Borrower shall not permit any of its Domestic Subsidiaries to, and the Domestic Subsidiaries shall not, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except (a) Indebtedness in an aggregate amount not to exceed 10% of Consolidated Net Worth, (b) any Indebtedness of Domestic Subsidiaries pursuant to any of the Credit Documents, (c) any Indebtedness of the Domestic Subsidiaries pursuant to the Subsidiary Guarantees under (and as defined in) the 1995 Credit Agreement and (d) any Indebtedness of the Domestic Subsidiaries pursuant to the Subsidiary Guarantees under (and as defined in) the 2000 Credit Agreement.

8.3 Limitation on Liens. The Borrower shall not, and shall not permit any of its Domestic Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

     (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Domestic Subsidiaries, as the case may be, in conformity with GAAP;

     (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

     (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Domestic Subsidiary;

     (f) Liens (not otherwise permitted hereunder) which secure obligations not exceeding (as to the Borrower and all Domestic Subsidiaries) an amount equal to 5% of Consolidated Net Worth at any time outstanding; and

     (g) any Liens arising as a result of any securitization by the Borrower of receivables which secure obligations not in excess of $1,000,000,000 in the aggregate.

8.4 Limitation on Fundamental Changes. The Borrower (a) shall not, and shall not permit any of its Domestic Subsidiaries to, directly or indirectly, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets and (b) shall not, and shall not permit any of its Subsidiaries, to make any material change in its present method of conducting business, except:

       (i) any Subsidiary may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly-owned Domestic Subsidiaries; and

      (ii) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Domestic Subsidiary.

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

     (a) (i) The Borrower shall fail to pay any principal of any Committed Rate Loan owing by it when due (whether at the stated maturity, by acceleration or otherwise) in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Committed Rate Loan or any fee or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

     (b) Any representation or warranty made or deemed made by the Borrower or any Subsidiary herein or in any other Credit Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

     (c) The Borrower or any Subsidiary shall default in the observance or performance of any agreement contained in Section 8 or Section 7.11 and, with respect to subsections 8.2 and 8.3, such default shall continue unremedied for a period of 30 days;
or

     (d) The Borrower or any Subsidiary shall default in the observance or performance of any other agreement contained in this Agreement or any other Credit Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the Borrower has knowledge thereof; or

     (e) Any of the Credit Documents shall cease, for any reason, to be in full force and effect, or the Borrower shall so assert in writing; or

     (f) The subordination provisions applicable to any Subordinated Indebtedness, for any reason, cease to be in full force and effect, or any Person shall so assert to the Borrower in writing and the Borrower shall not promptly contest such assertion; or

     (g) The Borrower or any of its consolidated Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Committed Rate Loans) or in the payment of any Guarantee Obligation, in either case with an outstanding principal amount in excess of $5,000,000 when due beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

     (h) (i) The Borrower or any Subsidiary that accounts for more than 5% of Total Assets at any date shall commence any case, proceeding or other action
(A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

       (i) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Banks is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to subject the Borrower to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Borrower; or

     (j) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

     (k) Any Subsidiary Guarantee shall cease, for any reason, to be in full force and effect or any Subsidiary Guarantor party thereto shall so assert; or

     (l) A Change in Control shall occur; then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (h) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Committed Rate Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall become immediately due and payable and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice to the Borrower, declare the Committed Rate Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10. THE ADMINISTRATIVE AGENT; THE ARRANGER AND OTHER AGENTS

10.1 Appointment. Each Bank hereby irrevocably designates and appoints MSSF as the Administrative Agent of such Bank under this Agreement and the other Credit Documents, and each such Bank irrevocably authorizes MSSF, as the Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks or all of the Banks, as may be required hereunder, as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected from liability to the Banks in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks or all of the Banks, as may be required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and their respective successors and assigns.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks or all of the Banks, as may be required hereunder; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

10.6 Non-Reliance on Administrative Agent and Other Banks. Each Bank expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Committed Rate Loans hereunder and enter into this Agreement and the other Credit Documents to which it is or will be a party. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower and its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7 Indemnification. The Banks agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Committed Rate Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Committed Rate Loans) be imposed on, incurred by or asserted against the Administrative Agent or any in any way relating to or arising out of this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Committed Rate Loans and all other amounts payable hereunder.

10.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any of its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to its Committed Rate Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Bank and may exercise the same as though it were not the Administrative Agent, and the terms "Bank" and "Banks" shall include the Administrative Agent in its individual capacity.

10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Banks; provided that any such resignation shall not be effective until a successor agent has been appointed and approved in accordance with this subsection 10.9, and such successor agent has accepted its appointment. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Banks shall appoint from among the Banks a successor administrative agent for the Banks, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

10.10 The Arranger Syndication Agent and Documentation Agent. Each Bank acknowledges that none of the Arranger, the Syndication Agent and the Documentation Agent, in such respective capacity, shall have any duties or responsibilities, or shall incur any liabilities, under this Agreement or the other Credit Documents.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Banks may, or, with the written consent of the Required Banks, the Administrative Agent may, from time to time, (i) enter into with the Loan Parties party thereto written amendments, supplements or modifications to this Agreement and the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Banks or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Banks or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Committed Rate Loan or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the aggregate amount or extend the expiration date of any Bank's Commitment, in each case without the consent of each Bank directly affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Banks, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Credit Documents or amend, modify or waive subsection 4.3(a) or 11.6(a), or release any Subsidiary from its Subsidiary Guarantee, in each case without the written consent of all the Banks, or (iii) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Borrower, the Banks, the Agents, the Administrative Agent and all future holders of the Committed Rate Loans. In the case of any waiver, the Borrower, the Banks and the Administrative Agent shall be restored to their former position and rights hereunder and under any other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     (b) In addition to amendments effected pursuant to the foregoing paragraph (a), Schedule III may be amended as follows:

         (i) Schedule III will be amended to change administrative information contained therein (other than any interest rate definition, Funding Time, Payment Time or notice time contained therein), upon execution and delivery by the Borrower and the Administrative Agent of a Schedule Amendment providing for such amendment.

        (ii) Schedule III will be amended to conform any Funding Time, Payment Time or notice time contained therein to then-prevailing market practices, upon execution and delivery by the Borrower, the Required Banks and the Administrative Agent of a Schedule Amendment providing for such amendment.

       (iii) Schedule III will be amended to change any interest rate definition contained therein, upon execution and delivery by the Borrower, all the Banks and the Administrative Agent of a Schedule Amendment providing for such amendment.

     (c) The Administrative Agent shall give prompt notice to each Bank of any amendment effect pursuant to subsection 11.1(b).

     (d) The Borrower may designate a Replacement Bank to assume the Commitments, if any, and the obligations of any Bank (an "Objecting Bank") that refuses to consent to an amendment, supplement or waiver that both requires the consent of all the Banks in order to become effective and is acceptable to one or more other Banks constituting the Required Banks, and to purchase the outstanding Committed Rate Loans of such Objecting Bank and such Objecting Bank's rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Objecting Bank (unless such Objecting Bank agrees otherwise), for a purchase price equal to the outstanding principal amount of the Committed Rate Loans of such Objecting Bank plus (i) all interest accrued and unpaid thereon and all other amounts owing to such Objecting Bank hereunder and (ii) any amount which would be payable to such Objecting Bank pursuant to subsection 4.8 (assuming that all Committed Rate Loans of such Objecting Bank were prepaid on the date of such assumption), and upon such assumption and purchase by the Replacement Bank, such Replacement Bank, if it is not already a Bank, shall be deemed to be a "Bank" for purposes of this Agreement and such Objecting Bank shall cease to be a "Bank" for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of this Agreement).

11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or five days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Subsidiary Guarantors and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Committed Rate Loans:

The Borrower:
Arrow Electronics, Inc.
25 Hub Drive
Melville, New York  11747
Attention:  Ira M. Birns

Telecopy:  (516) 391-1581
Telephone:  (516) 391-1657

The Administrative Agent:
Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, New York  10036
Attention:  James Morgan

Telecopy:   (212)
Telephone: (212) 537-1470

The Subsidiary Guarantors:
c/o Arrow Electronics, Inc.
25 Hub Drive
Melville, New York  11747
Attention:   Ira M. Birns

Telecopy:  (516) 391-1581
Telephone:  (516) 391-1657

; provided that any Notice of Borrowing, Notice of Continuation, Notice of Conversion, Notice of Prepayment, or any notice pursuant to subsections 2.4 or 2.5 shall not be effective until received.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents and the making of the Committed Rate Loans hereunder.

11.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arranger for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel to the Administrative Agent and the Arranger, (b) to pay or reimburse each Bank and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents upon the occurrence of an Event of Default, including, without limitation, the fees and disbursements of counsel to the Administrative Agent and to the several Banks, and (c) to pay, indemnify, and hold each Bank, each Agent, the Arranger and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify, and hold each Bank, each Agent, the Arranger and the Administrative Agent (and their respective directors, officers, employees and agents) (collectively, the "indemnified person") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Committed Rate Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (it being understood that costs and expenses incurred in connection with the enforcement or preservation of rights under this Agreement and the other Credit Documents shall be paid or reimbursed in accordance with clause (b) above rather than this clause (d)) (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to any indemnified person with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of such indemnified person or (ii) legal proceedings commenced against the Administrative Agent or any Bank by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. Any payments required to be made by the Borrower under this subsection 11.5 shall be made within 30 days of the demand therefor. The agreements in this subsection shall survive repayment of the Committed Rate Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Banks, the Administrative Agent, all future holders of the Committed Rate Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

     (b) Any Bank may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Bank, any Commitment of such Bank or any other interest of such Bank hereunder and under the other Credit Documents. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Loan for all purposes under this Agreement and the other Credit Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the other Credit Documents. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Banks the proceeds thereof as provided in subsection 11.7(a) as fully as if it were a Bank hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 4.5, 4.6 or 4.8 with respect to its participation in the Commitments and the Committed Rate Loans outstanding from time to time as if it was a Bank; provided that, in the case of subsection 4.6, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred. Each participating interest under this Agreement sold by a Bank to a Participant after the Closing Date shall be under terms providing that such Participant's rights to consent or withhold consent in respect of actions by such selling Bank under this Agreement shall be limited to such actions that, pursuant to subsection 12.1, require the consent of all the Banks. Each Bank selling or granting a participation shall indemnify the Borrower and the Administrative Agent for any taxes and liabilities that they may sustain as a result of such Bank's failure to withhold and pay any taxes applicable to payments by such Bank to its participant in respect of such participation.

     (c) Any Bank may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time and from time to time assign to any Bank or any affiliate thereof or, with the consent of the Administrative Agent and the Borrower (which shall not be unreasonably withheld and provided that the consent of the Borrower shall not be required for such assignment if a Default or Event of Default pursuant to subsection 9(a) or 9(h) has occurred and is continuing at the time of such assignment), to an additional bank or financial institutions (an "Assignee") all or any part of its rights and obligations under this Agreement and the Committed Rate Loans pursuant to an Assignment and Acceptance, executed by such Assignee, such assigning Bank (and, in the case of an Assignee that is not then a Bank or an affiliate thereof, by the Administrative Agent and the Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder with a Commitment as set forth therein, and (y) the assigning Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such assigning Bank shall cease to be a party hereto). Notwithstanding anything herein to the contrary, no Assignee shall be entitled to receive any greater amount pursuant to subsections 4.5, 4.6 or
4.8 than the transferor Bank would have been entitled to receive in respect of the amount of the Commitment transferred by such transferor Bank to such Assignee had no such transfer occurred, unless following the date of such assignment, a change in any applicable Requirement of Law or any interpretation thereof shall have occurred which entitles such Assignee to claim additional amounts pursuant to such subsections.

     (d) The Administrative Agent shall maintain at its address referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Committed Rate Loans owing hereunder to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an Assignee (and, in the case of an Assignee that is not then a Bank or an affiliate thereof, by the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Borrower.

     (f) The Borrower authorizes each Bank to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Borrower and its Affiliates which has been delivered to such Bank by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Borrower in connection with such Bank's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement so long as each such prospective Transferee shall execute a confidentiality agreement containing provisions substantially similar to the provisions contained in the next succeeding sentences of this paragraph (f). The Administrative Agent and each Bank shall hold nonpublic information obtained pursuant to the requirements of this Agreement other than information (i) that is, or generally becomes, available to the public, (ii) that was or becomes available to the Administrative Agent or any Bank on a nonconfidential basis or (iii) that becomes available to the Administrative Agent or any Bank from a Person or other source that is not, to the best knowledge of the Administrative Agent or such Bank, as the case may be, otherwise bound by a confidentiality obligation to the Borrower, in accordance with its customary procedures for treatment of confidential information and in accordance with safe and sound banking practices and in any event, may make disclosure reasonably required by any Governmental Authority or representative thereof pursuant to subpoena or other legal process or as otherwise required by law, order or regulation. Unless specifically prohibited by applicable law, regulation, rule or court order, the Administrative Agent and each Bank shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Bank by such Governmental Authority) for disclosure of such information by the Administrative Agent or such Bank so that any of them may seek an appropriate protective order. Except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, neither the Administrative Agent nor any Bank shall be obligated or required to return any materials furnished by the Borrower. Nothing in this paragraph (f) shall prohibit the Administrative Agent or any Bank from disclosing nonpublic information to its examiners, regulators and professional advisors.

     (g) Nothing herein shall prohibit any Bank from pledging or assigning any Loan to any Federal Reserve Bank in accordance with applicable law or require any Bank to obtain the consent of any Loan Party in order to pledge or assign any Loan to any Federal Reserve Bank in accordance with applicable law.

11.7 Adjustments; Set-off. If any Bank (a "benefited Bank") shall at any time receive any payment of all or part of its Committed Rate Loans then due and owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank's Committed Rate Loans then due and owing to it, or interest thereon, such benefited Bank shall purchase for cash from the other Banks a participating interest in such portion of each such other Bank's Committed Rate Loans, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Bank so purchasing a portion of another Bank's Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

     (b) In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under this Agreement or the other Credit Documents (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank or any branch or agency thereof to or for the credit or the account of the Borrower. Each Bank agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Banks with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Bank relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

11.11 GOVERNING LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12 Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

     (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

    (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

   (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

    (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

11.13 Acknowledgments.  The Borrower hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

     (b) none of the Administrative Agent or any Bank has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent and the Banks, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Banks or among the Borrower and the Banks.

11.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


ARROW ELECTRONICS, INC.


By:    /s/ Robert E. Klatell
       ------------------------
Name:  Robert E. Klatell
Title: Executive Vice President


MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Syndication Agent, Documentation Agent and as a Bank


By:
Name:
Title: